EXHIBIT 10.2

                  SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT


     This agreement (the "Agreement") is made and effective as of April 30, 1999 between FALCON BUILDING PRODUCTS, INC. (the "Company") and SAM A. COTTONE, an individual residing at 175 North Harbor Drive, Apartment 5107, Chicago, Illinois 60601 (the "Executive").

     WHEREAS, the parties have entered into an Employment Agreement made effective as of May 22, 1997, as amended, whereby the Company has secured the exclusive services of the Executive (the "Employment Agreement"); and

     WHEREAS, in lieu of a funded supplemental executive retirement plan pursuant to Section 3(b) of the Employment Agreement, the parties wish to have the Company provide supplemental executive retirement plan benefits ("SERP benefits") on an unfunded basis pursuant to the provisions of this Agreement;

     NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, the parties hereto agree as follows:

     1. Definitions. Unless otherwise defined herein, terms defined in the Employment Agreement shall be used as so defined.

     2.     Supplemental Executive Retirement Benefits.

          (a) Time of Payment. Subject to satisfaction of the vesting requirements set forth in Section 2(c) hereof and except as otherwise provided in this Section 2, the Executive shall be entitled to receive SERP benefits for a ten-year period, the first such payment to be made on July lst of 2004 and additional payments to be made on each succeeding July 1 through and including 2013 (each such date being hereinafter called a "Benefit Payment Date").

          (b) Amount of Benefit. The amount payable to the Executive on each Benefit Payment Date shall be such amount as shall be necessary to leave the Executive with $200,000 net after the payment of applicable income taxes (the "Maximum SERP Benefit"), or, if less than 100% vesting is attained, such lesser amount as shall correspond to the degree of vesting attained. In calculating the amount payable in any year, the Company shall use the federal and state income tax rates applicable to the Executive (determined in the manner prescribed below), giving effect to any reduction in the effective federal rate to reflect the deduction for state income taxes paid. However, no account shall be given to any interest or penalty arising from Executive's failure to pay taxes in a timely manner, nor to any excise taxes arising from the characterization of any payment hereunder as a "parachute payment". For purposes of this calculation, the federal rate applicable to the Executive (before reduction to reflect the deduction for state income taxes paid, as set forth above) in any year shall be the highest actual marginal rate applied in the Executive's federal income tax return for the preceding year and the state income tax rate applicable to the Executive shall be the lower of (i) the effective rate imposed by the state of Illinois for the year of payment, or
(ii) the effective rate applicable to such year in the state in which the Executive then resides. The Executive shall provide such information as the Company shall reasonably request to determine the applicable rates.

          (c) Vesting. The Executive shall be deemed to have vested in one-seventh of the Maximum SERP Benefit (i.e., a net after-tax benefit of $28,571.43 per year for ten years commencing in 2004) on December 31, 1997, and shall vest in an additional one-seventh of the Maximum SERP Benefit on each of the next six anniversaries of such date provided the Executive is a full time Executive of the Company on any such date.

          (d) Termination of Employment. In the event the Executive's employment with the Company shall terminate prior to December 31, 2003, vesting and payment of SERP benefits hereunder shall be determined in accordance with the following provisions:

               (i) Death or Disability. In the event the Executive's employment is terminated prior to December 31, 2003 because of his death, then the Executive shall thereupon be fully vested in the Maximum SERP Benefit and, in lieu of payment of the Maximum SERP Benefit over a ten-year period commencing in 2004, the Executive's Beneficiary shall receive a lump sum payment of death benefits proceeds under a term life insurance policy in the applicable amount set forth in Exhibit I hereto. The Company shall assist in applying for such death benefits proceeds as expeditiously as possible following the Executive's death. In the event the Executive's employment is terminated prior to December 31, 2003 because of his permanent disability (as determined under the Company's long-term disability program), then the Executive shall be vested in his SERP benefits through the date of such termination, vesting for the year of termination being prorated, on a monthly basis, through the end of the last complete calendar month preceding such termination. Thus, for example, if such termination shall occur on September 30, 2000, the Executive shall be deemed to have satisfied three years and nine months of the vesting requirement and shall be vested in 3.75/7 of the Maximum SERP Benefit. In the event of such a termination because of permanent disability, the Executive shall receive his vested net after tax SERP benefit over a ten-year period commencing in 2004, or, in the sole and absolute discretion of the Board of Directors of the Company (the "Board"), in lieu of such benefit, a lump sum payment on the first anniversary of the Executive's termination of a net after tax actuarially equivalent amount, discounted to present value at an eight percent (8 %) annual interest rate.

                (ii) Termination Without Good Cause or With Good Reason. In the event that the Executive's employment is terminated prior to December 31, 2003 either by the Company without Good Cause or by the Executive with Good Reason, then, except as otherwise provided in Section 2(d)(iv) hereof with respect to approval by the Company's Board of Directors of the date selected by the Executive to retire from the Company, the Executive shall thereupon be deemed to be fully vested in the Maximum SERP Benefit, such benefit to be paid in accordance with Section 2(a). For all purposes of this Section 2, the term "Good Cause" shall have the meaning ascribed to it in the Employment Agreement but shall not include the Executive's death or permanent disability, which are provided for in Section 2(d)(i) above and the term "Good Reason" shall have the meaning ascribed to it in the Employment Agreement.

               (iii) Termination With Good Cause or Without Good Reason. In the event that the Executive's employment is terminated prior to December 31, 2003 either by the Company with Good Cause or by the Executive without Good Reason, then the Executive shall be vested in his SERP benefits through the date of such termination, vesting for the year of termination being prorated, on a monthly basis, through the end of the last complete calendar month preceding such termination. Payment of such vested SERP benefits shall be made in accordance with Section 2(a).

               (iv) The Company's Board of Directors shall, in its sole and absolute discretion, (i) have the right to grant its approval to the date selected by the Executive to retire from the Company, and (ii) in the event it grants such approval, to determine the amount of additional vesting, if any, in the Maximum SERP Benefit, up to 100% vesting, that the Executive shall be treated as having attained, any benefit attributable to any such additional vesting to be paid in accordance with Section 2(a) hereof. This Section 2(d)(iv) shall supersede and replace in its entirety Section 5(c)(iii) of the Employment Agreement to the extent that the latter section relates to vesting of the Executive's supplemental retirement benefits upon the Executive's termination of the Employment Agreement and his employment by the Company for Good Reason, in circumstances where Good Reason exists because of the Executive's retirement from the Company on a date that is mutually agreed upon by the Company and the Executive.

     3. Acceleration of Payment. Notwithstanding the foregoing Section 2, the Board, in its sole discretion, may accelerate the payment of all or part of the Executive's SERP benefits if so requested by the Executive or, after the Executive's death, by his Beneficiary; provided, however, that any such accelerated payment may be permitted only in case of an unforeseeable emergency (within the meaning of Section 457 of the Internal Revenue Code and the regulations promulgated thereunder) that is caused by an event beyond the control of the Executive or his Beneficiary and that would result in severe financial hardship to such person if accelerated payment were not permitted. Any such accelerated payment shall be limited to the amount necessary to meet or satisfy the emergency.

     4. Designation of Beneficiary. Executive shall file with the Company a written designation of one or more persons as the Beneficiary who shall be entitled to receive the amounts, if any, payable hereunder after Executive's death. Executive may, from time to time, revoke or change his Beneficiary designation without the consent of any prior Beneficiary by filing a new designation with the Company. The last such designation received by the Company shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Company prior to Executive's death, and in no event shall it be effective as of a date prior to such receipt. If no such Beneficiary designation is in effect at the time of Executive's death, or if no designated Beneficiary survives Executive, Executive's estate shall be deemed to have been designated his Beneficiary and the executor or administrator thereof shall receive the amount, if any, payable hereunder after Executive's death. If the Company is in doubt as to the right of any person to receive all or part of such amount, the Company may retain such amount until the rights thereto are determined, or the Company may pay such amount into any court of appropriate jurisdiction and such payment shall be a complete discharge of the liability of the Company therefor.

     5. Administration of the Agreement and Claims.

          a) Administration. This Agreement shall be administered by a committee composed of the Board ("the Committee") which shall have full power, discretion and authority to interpret, construe and administer this Agreement and any part thereof

          b) Claims for Benefits. Any claim for SERP benefits by Executive or anyone claiming through Executive under this Agreement shall be delivered in writing by the claimant to the Committee. The claim shall identify the benefits being requested and shall include a statement of the reasons why the benefits should be granted. The Committee shall grant or deny the claim. If the claim is denied in whole or in part, the Committee shall give written notice to the claimant setting forth: (a) the reasons for the denial, (b) specific reference to pertinent provisions of the Agreement on which the denial is based, (c) a description of any additional material or information necessary to request a review of the claim and an explanation of why such material or information is necessary, and (d) an explanation of the Agreement's claim review procedure. The notice shall be furnished to the claimant within a period of time not exceeding 90 days after receipt of the claim, except that such period of time may be extended, if special circumstances should require, for an additional 90 days commencing at the end of the initial 90-day period. Written notice of any such extension shall be given to the claimant before the expiration of the initial 90-day period and shall indicate the special circumstances requiring the extension and the date by which the final decision is expected to be rendered.

          (c) Appeals Procedure. A claimant who has been denied a claim for benefits, in whole or in part, may, within a period of 60 days following his receipt of the denial, request a review of such denial by filing a written notice of appeal with the Committee. In connection with an appeal, the claimant (or his authorized representative) may review pertinent documents and may submit evidence and arguments in writing to the Committee. The Committee may decide the questions presented by the appeal, either with or without holding a hearing, and shall issue to the claimant a written notice setting forth: (a) the specific reasons for the decision and (b) specific reference to the pertinent provisions of the Agreement on which the decision is based. The notice shall be issued within a period of time not exceeding 60 days after receipt of the request for review; except that such period of time may be extended, if special circumstances (including, but not limited to, the need to hold a hearing) should require, for an additional 60 days commencing at the end of the initial 60-day period. Written notice of any such extension shall be provided to the claimant prior to the expiration of the initial 60-day period.

     6. Executive is Unsecured Creditor. Executive shall be a general unsecured creditor of the Company with respect to his right to receive payments of SERP benefits hereunder. This Agreement represents a mere promise by the Company to make payments of deferred compensation (i.e., SERP benefits) in the future. All payments of deferred compensation to be made hereunder shall be paid from the general funds of the Company. It is the intention of the Company and Executive that this Agreement and the Company's obligation to make payments of deferred compensation hereunder be unfunded both for tax purposes and for purposes of Title I of ERISA.

     7. Substantial Subsidiary Business Disposition. In the event that the Company engages in a "Substantial Subsidiary Business Disposition", as hereinafter defined, the Company, after consultation with the Executive, shall take such steps as are reasonably appropriate to assure the satisfaction of the Company's obligations to make payments of SERP benefits under this Agreement, consistent with the intention of the parties that any such steps shall not cause immediate taxation of the Executive with respect to his SERP benefits and shall not subject the Company's obligations under this Agreement to the substantive provisions of Title I of ERISA. For purposes of this paragraph, "Substantial Subsidiary Business Disposition" shall mean the occurrence of both
(i) the sale of eighty percent (80%) or more of either the stock or the net value of the assets of any two of the three corporations now wholly owned by the Company (including, for purposes of determining such net asset value, the assets of any subsidiary of any such corporation), i.e., Mansfield Plumbing Products, Inc., DeVilbiss Air Power Company, and Hart & Cooley, Inc., whether or not such sales occur simultaneously, and (ii) the distribution to the shareholders of the Company at any time whatsoever subsequent to the first of such sales, of an aggregate amount equal to more than twenty-five percent (25%) of the proceeds (whether paid directly from such proceeds or from the company's general funds), net of transaction expenses, of such sales.

     8. No Assignment of Rights. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and Executive, his Beneficiary and his estate. The rights of Executive, his Beneficiary and his estate to payments of SERP benefits hereunder are expressly declared not to be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of Executive, his Beneficiary or his estate. Any attempted disposition of such rights shall be null and void.

     9. Facility of Payment. If the Committee shall find that any person to whom any payment is payable under the Agreement is unable to care for his affairs because of illness or accident, or is a minor, then any payment due (unless a prior claim therefor shall have been made by a duly appointed guardian, committee or other legal representative) may, if the Committee so elects, be paid to his spouse, a child, a parent, or a brother or sister, or any other person deemed by the Committee to have incurred expenses for such person otherwise entitled to payment, in such manner and proportions as the Committee may determine. Any such payment shall be a complete discharge of the liabilities of the Company under the Agreement as to the amount of the payment.

     10. Satisfaction of Employment Agreement. The Executive acknowledges that the execution of this Agreement by the parties satisfies the Company's obligation to establish a funded supplemental executive retirement plan as set forth in Section 3(b) of the Employment Agreement.

     11. Notices. Unless either party notifies the other to the contrary, any notice required hereunder shall be duly given if delivered in person or by certified or registered first class mail (a) if to the Company, to the President, Falcon Building Products, Inc., 233 South Wacker Drive, Suite 3500, Chicago, Illinois 60606, and (b) if to Executive, to the address shown at the beginning of this Agreement.

     12. Entire Agreement. The terms and provisions of this Agreement constitute the entire agreement between the parties and supersede any previous oral or written communications, representations or agreements with respect to the subject matter hereof.

     13. Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if the invalid or unenforceable provision had been omitted.

     14. Successors. The Company's obligation hereunder shall be binding legal obligations of any successor to all or substantially all of the Company's business by purchase, merger, consolidation or otherwise. The Executive may not assign this Agreement during his life, and upon his death, this Agreement shall be binding upon and inure to the benefit of his heirs, legatees and the legal representative of each.

     15. Governing Law; Legal Proceeding. This Agreement shall be governed by and construed and interpreted pursuant to the laws of the State of Illinois from time to time in effect. Venue for any legal proceeding arising under this Agreement shall lie in a court of competent jurisdiction located in Cook County, Illinois.

     16. Amendment. This Agreement may be amended only by a written document signed by both parties.

     IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year first above written.

Falcon Building Products, Inc.

By:  /s/ Sam A. Cottone                 By:  /s/  William K. Hall
Its:  Executive Vice President-Finance  Its:  Chairman and Chief
      and Chief Financial Officer             Executive Officer



                                   EXHIBIT I

                         FALCON BUILDING PRODUCTS, INC.
                                LUMP-SUM AMOUNTS
                               PAYABLE UPON DEATH


Calendar Year                                          Lump Sum
   Of Death                                             Payment *

1999                                              986,000

2000                                              1,065,000

2001                                              1,151,000

2002                                              1,243,000

2003                                              1,342,000


* The lump-sum amounts set forth in this Exhibit I represent the payments to be made to the Executive's Beneficiary pursuant to Section 2(d)(i) of the Agreement upon Executive's death prior to December 31, 2003. The parties have assumed that such payments will represent death benefit proceeds under a term life insurance policy insuring the Executive's life and will not be subject to income taxation upon receipt by the Executive's Beneficiary. In such event, the lump sum payment shall represent payment in full of the Company's obligations under the Agreement. If, however, such lump sum payment shall be subject to income tax upon receipt by the Executive's Beneficiary, then such lump sum payment shall be increased by such amount as shall be necessary to leave the Executive's beneficiary with the applicable lump sum amount set forth in this Exhibit I net after the payment of applicable income taxes.